Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES SALE OF PROBASICS BRAND IN LINE WITH TRANSFORMATION STRATEGY

Elyria, Ohio (September 30, 2016) - Invacare Corporation (NYSE: IVC) announced today that it has completed the sale of its subsidiary, Garden City Medical, Inc., dba PMI and Pinnacle Medsource, which sources and distributes primarily single-use products under the brand ProBasics® by PMI, to Compass Health Brands for approximately $13.8 million in cash, subject to certain post-closing adjustments. As part of the transition, Invacare will cease selling the ProBasics products after a 15-day transition period.

“While we remain committed to the Invacare® brand of lifestyle products, the ProBasics value-oriented line of products no longer fits within the company’s strategy to focus on solutions that bring greater benefits for clinically complex conditions and post-acute care. This divestiture represents another step in our transformation toward using our technical leadership and resources more productively,” said Matthew E. Monaghan, Chairman, President and Chief Executive Officer, of Invacare Corporation.

“The added distribution and volumes this acquisition brings will help us to leverage lower costs across our product portfolio and deliver better value to our customers,” said Stuart Straus, President and Chief Executive Officer of Compass Health Brands. “In addition, the ProBasics brand greatly enhances our ability to meet the growing needs of competitive bid winners.”
Subject to certain post-closing adjustments and any restructuring charges, Invacare preliminarily estimates it will realize net proceeds of approximately $12.9 million, net of tax and expenses. For the first six months ended June 30, 2016, net external sales for Garden City Medical, Inc. were approximately $18.2 million, and earnings before tax were approximately $1.3 million. These financials exclude intercompany sales of ProBasics products and related profit at Garden City Medical, Inc., and other Invacare entities.

ABOUT INVACARE
Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 4,700 associates and markets its products in approximately 100 countries around the world. For more information about the company and its products, visit Invacare’s website at www.invacare.com.

ABOUT COMPASS HEALTH
Compass Health Brands, headquartered in Middleburg Heights, Ohio, manufactures and distributes bath safety, personal care, durable medical equipment, support surfaces, pressure prevention, mobility, pain management, respiratory, health aids, and medication compliance, serving both professional and consumer markets. Professional brands include Meridian Medical, Roscoe Medical, InTENSity and Viverity and are sold through a professional independent dealer network. Consumer brands include Carex, AccuRelief, Apex, Bed Buddy and TheraMed and are sold through drug store chains, drug wholesalers, mass merchants, and grocery retailers. For more information, visit www.compasshealthbrands.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe” and “anticipate,” and include, for example, any statement made regarding the company’s future results. Actual results and events may differ significantly as a result of risks and uncertainties, including the inability to estimate transaction costs and expenses or post-closing adjustments, and impact on the company’s lifestyle business of the Garden City Medical divestiture and discontinuation of the ProBasics brand offering by the company as well as the risks described from time to time in the company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

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